EXHIBIT 99.1

Midland States Bancorp, Inc. Declares Quarterly Cash Dividend of $0.20 Per Share

EFFINGHAM, Ill., Aug. 08, 2017 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ:MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.20 per share.  The dividend is payable on or about August 25, 2017 to all shareholders of record as of the close of business on August 18, 2017.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of June 30, 2017, the Company had total assets of $4.5 billion and its Wealth Management Group had assets under administration of approximately $1.9 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321